EXHIBIT 99


  Internet Address:  http://www.rdgbat.com


                 RB Reports Improved Third Quarter 1996 Results

  For additional information, please contact:           Mr. Charles R. Ofner
                                                              (713) 496-5000

     October  14,  1996,         Houston, Texas  ........  Reading  &  Bates
  Corporation (RB-NYSE) reported net income of $22.6 million ($.34 per share after preferred stock dividends of $1.2 million) for the quarter ended September 30, 1996, compared with net income of $9.1 million ($.13 per share after preferred stock dividends of $1.2 million) for the quarter ended September 30, 1995. Operating income for the quarter ended September 30, 1996 was $28.4 million on revenues of $76.4 million, compared to operating income for the quarter ended September 30, 1995 of $12.7 million on revenues of $54.7 million. The $15.7 million improvement in operating income is primarily attributable to higher dayrates and improved utilization of the fleet. Utilization for the quarter ended September 30, 1996 was 91% compared to 86% for the quarter ended September 30, 1995.

     For the nine months ended September 30, 1996 the Company reported net income of $52.0 million ($.78 per share after preferred stock dividends of $3.6 million) on revenues of $199.3 million compared to net income of $11.2 million ($.13 per share after preferred stock dividends of $3.6 million) on revenues of $153.0 million. The increase in revenues is attributable to higher dayrates and improved fleet utilization. Utilization for the nine months ended September 30, 1996 was 91% compared to 85% for the same period ended September 30, 1995.

     Paul B. Loyd, Jr. the Company's Chairman, President and CEO, said, "We are pleased to report strong profits in the third quarter. As anticipated, dayrates have continued their upward momentum and we have benefited from our strong operating leverage position to report improved profitability. As we move into the fourth quarter, our fleet is virtually 100% contracted. The long- range outlook for our fleet is excellent as well, as evidenced by previously announced long-term contract commitments on several units. The current business environment in this industry is favorable and laden with opportunity; with our high-specification fleet, access to floating production and field development opportunities and strong financial position, Reading & Bates is a leader in this period of rapid change for our industry."

     Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                        (financial highlights to follow)


                       READING & BATES CORPORATION
                            AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF OPERATIONS
                  (in thousands except per share amounts)
                              (unaudited)

                                THREE MONTHS ENDED     NINE MONTHS ENDED
                                   SEPTEMBER 30,         SEPTEMBER 30,
==========================================================================
                                   1996      1995       1996      1995
==========================================================================
OPERATING REVENUES              $ 76,413  $  54,661   $ 199,303  $ 153,018
--------------------------------------------------------------------------
COSTS AND EXPENSES:
  Operating expenses              33,880     30,503      90,837     93,648
  Depreciation                     8,684      7,786      23,992     22,599
  General and administrative       5,411      3,686      15,395     12,121
--------------------------------------------------------------------------
    Total costs and expenses      47,975     41,975     130,224    128,368
--------------------------------------------------------------------------
OPERATING INCOME                  28,438     12,686      69,079     24,650
--------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense                (3,362)    (3,944)     (9,786)   (11,697)
  Interest income                    551        498       1,534      1,403
  Other, net                        (706)      (272)     (1,864)      (954)
--------------------------------------------------------------------------
    Total other income (expense)  (3,517)    (3,718)    (10,116)   (11,248)
--------------------------------------------------------------------------
INCOME BEFORE INCOME TAX
  EXPENSE AND MINORITY INTEREST   24,921      8,968      58,963     13,402
INCOME TAX EXPENSE (BENEFIT)       1,097       (193)      3,369      1,539
MINORITY INTEREST                 (1,179)       (61)     (3,642)      (700)
--------------------------------------------------------------------------
NET INCOME                        22,645      9,100      51,952     11,163
DIVIDENDS ON PREFERRED STOCK       1,206      1,212       3,631      3,642
--------------------------------------------------------------------------
NET INCOME APPLICABLE
  TO COMMON STOCKHOLDERS        $ 21,439  $   7,888   $  48,321  $   7,521
==========================================================================
PRIMARY NET INCOME
  PER COMMON SHARE              $    .34  $     .13   $     .78  $     .13
==========================================================================
FULLY DILUTED NET INCOME
  PER COMMON SHARE              $    .32  $     N/A   $     .74  $     N/A
==========================================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING:
    PRIMARY                       62,686     60,085      62,313     59,847
    FULLY DILUTED                 71,058        N/A      70,679        N/A
==========================================================================

                                     (more)


                         READING & BATES CORPORATION
                              AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEET
                              (in thousands)
                                (unaudited)
==========================================================================
                                                       9/30/96    12/31/95
==========================================================================
ASSETS:
  Cash and cash equivalents                          $  35,045   $  36,171
  Other current assets                                  83,791      59,617
  Net property and equipment                           612,095     505,605
  Other assets                                           7,720       4,387
--------------------------------------------------------------------------
TOTAL ASSETS                                         $ 738,651   $ 605,780
==========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                                $  45,165   $  54,490
  Long-term obligations                                176,468      95,040
  Other noncurrent liabilities                          62,371      54,695
  Minority interest                                     43,077      44,504
  Stockholders' equity                                 411,570     357,051
--------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 738,651   $ 605,780
==========================================================================

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